UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

June 7, 2004

Date of Report (Date of earliest event reported)

TNS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32033	36-4430020
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191-1406

(Address of principal executive offices and zip code)

(703) 453-8300

(Registrant’s telephone number, including area code)

Item 2.           Acquisition and Disposition of Assets.

Item 5.           Other Events and Required FD Disclosure.

On May 21, 2004, TNS, Inc. (the “Company”), through its wholly owned subsidiary, Transaction Network Services, Inc., acquired certain assets from U.S Wireless Data, Inc. (“USWD”), a provider of data communications services that filed for bankruptcy protection under Chapter 11 in March of 2004.  Pursuant to two separate asset purchase agreements, the Company, with the approval of the bankruptcy court, (a) acquired certain tangible and intangible assets related to USWD’s “Synapse” platform used in connection with its wireless transaction and delivery services business and assumed future performance obligations under certain customer and vendor contracts and (b) acquired certain tangible and intangible assets used in connection with USWD’s vending operations and assumed future performance obligations under certain customer and vendor contracts.

Prior to the acquisitions, USWD used the acquired Synapse assets, along with certain other assets not included in the transaction, primarily to enable wireless point-of-sale/point-of-service transactions to mobile merchants such as taxi and limousine companies, towing services, arts and crafts shows, mobile concessions and souvenir stands, and it used the acquired vending assets, along with certain other assets not included in the transaction, primary to support transaction-oriented applications at vending machines.  The Company intends to integrate the acquired Synapse assets into its existing point-of-sale/point-of-service offerings, which will be expanded to include the Synapse customer offerings.  The Company intends to continue to devote the acquired vending assets to support transaction-oriented applications at vending machines.

The consideration paid for each of the two groups of assets was determined by competing bids submitted by the Company, and accepted by USWD, as part of the bankruptcy court’s approved auction process for separately selling the two groups of USWD assets.  The Company paid $6 million in cash for the assets related to USWD’s Synapse platform and paid $3.7 million in cash for the assets related to USWD’s vending operations.  The Company borrowed $5.5 million under its existing revolving credit facility with a syndicate of financial institutions led by General Electric Capital Corporation and used $4.2 million from cash flow from operations to acquire these assets.

Earlier in USWD’s bankruptcy proceedings, SANI Operating Co., LLC (“SANI”) entered into a contract to purchase the vending assets and made a loan to USWD pursuant to a Credit Agreement between USWD, as a debtor-in-possession under Chapter 11 of the bankruptcy code, and SANI dated as of March 26, 2004 (“DIP Facility”).  Promptly following the USWD’s acceptance of the Company’s bid for the vending assets and the termination of SANI’s contract to purchase the vending assets, the Company paid SANI the outstanding balance on the DIP Facility and assumed SANI’s rights and obligations as lender under the DIP Facility.  Upon the closing of the Company’s acquisition of the vending assets, the Company released USWD from $2,116,900 of obligations under the DIP Facility, which amount was set-off against the $3.7 million purchase price of the vending assets.

Item 7.           Financial Statements, Pro Forma Financial Information and Exhibits.

(a)                                  Financial Statements of Business Acquired.

The financial statements for the operations conducted by USWD with the acquired assets are not currently available.  The Company will file required financial statements, if any, by amendment hereto no later than 60 days after the date this report is required to be filed.

(b)                                 Pro Forma Financial Information.

Required pro forma financial information, if any, will be filed at the time any required financial statements for the operations conducted by USWD with the acquired assets are filed.

(c)                                  Exhibits.

2.1                                                                                 Agreement of Purchase and Sale by and between Transaction Network Services, Inc. and U.S. Wireless Data, Inc. dated as of  May 12, 2004 with respect to Synapse assets

2.2                                                                                 Agreement of Purchase and Sale by and between Transaction Network Services, Inc. and U.S. Wireless Data, Inc. dated as of  May 12, 2004 with respect to vending operations assets

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TNS, INC.

Dated: June 7, 2004	By:	/s/ Henry H. Graham, Jr.
Henry H. Graham, Jr.
Executive Vice President, Chief Financial Officer and Treasurer

Exhibit Index

Exhibit Number	Description

2.1	Agreement of Purchase and Sale by and Between Transaction Network Services, Inc. and U.S. Wireless Data, Inc. dated as of May 12, 2004 with respect to Synapse assets

2.2	Agreement of Purchase and Sale by and Between Transaction Network Services, Inc. and U.S. Wireless Data, Inc. dated as of May 12, 2004 with respect to Vending assets